Exhibit 2

[Translation]

August 8, 2011

To Whom It May Concern

Issuer of Real Estate Investment Trust Securities
FC Residential Investment Corporation
6th Floor, Roppongi Hills Keyakizaka Terrace
15-1, Roppongi 6-chome, Minato-ku, Tokyo
Representative:	Yoshihiro Takatsuka Executive Director
Securities Code:	8975

Asset Management Company
Fund Creation REIT Advisers Co., Ltd.
Representative:	Masaya Hiruta Chief Executive Officer
Contact:	Eijiro Kuroshima General Manager
TEL:	+81-3-5413-5348

Notice Regarding Change in Parent Company of the Asset Management Company

Today, upon the execution of the agreement regarding transfer of all shares (the “Share Transfer”) of Fund Creation REIT Advisers Co., Ltd. (the “Asset Management Company”) to which FC Residential Investment Corporation (the “Investment Corporation”) entrusts the management of its assets, the Asset Management Company announces that it has resolved, at its board of directors’ meeting held today, to approve the Share Transfer.

1.	Overview and Background of the Share Transfer

(1)	Overview of the Share Transfer

Fund Creation Group Co., Ltd. (“FCG”) and Ichigo Group Holdings Co., Ltd. (“IGH”) have today entered into a share purchase agreement (the “Share Purchase Agreement”) regarding the Share Transfer by which FCG shall transfer all of 4,000 shares in the Asset Management Company (100% of the total number of the Asset Management Company’s shares issued and outstanding) held by FCG to IGH and IGH shall accept the transfer of shares from FCG. In addition, the Asset Management Company has resolved to approve the Share Transfer at its board of directors’ meeting held today.

When the Share Transfer based on the Share Purchase Agreement is implemented, the Asset Management Company’s parent company will change.

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(2)	Background of the Share Transfer

As announced in the “Notice Regarding Execution of Merger Agreement Between FC Residential Investment Corporation and Ichigo Real Estate Investment Corporation” released by the Investment Corporation, the Asset Management Company, Ichigo Real Estate Investment Corporation (“Ichigo REIT”), and Ichigo REIT Management Co., Ltd. (“IRM”) on August 8, 2011, the Investment Corporation and Ichigo REIT expect to implement an absorption-type merger with the Investment Corporation as the surviving corporation and Ichigo REIT as the absorbed corporation effective as of November 1, 2011, and the Asset Management Company and IRM expect to implement an integration effective as of November 1, 2011 (collectively, the “Merger, Etc.”) .

The Share Transfer is implemented in connection with the Merger, Etc., and the Asset Management Company has approved the Share Transfer since IGH’s acquisition of the shares in the Asset Management Company, resulting in the Asset Management Company becoming a wholly-owned subsidiary of IGH, is expected to contribute to the smooth implementation of the Merger, Etc. and the smooth asset management operations following the Merger, Etc..

IGH, IRM, and the Asset Management Company will establish measures to prevent conflicts of interest, such as strict management of information related to Ichigo REIT or the Investment Corporation that is held by either IRM or the Asset Management Company, respectively, after the completion of the Share Acquisition and until the effective date of the Merger.

2.	Overview of the Concerned Shareholder

An overview of Ichigo Group Holdings Co., Ltd. is as set out below.

(1)	Name	Ichigo Group Holdings Co., Ltd.

(2)	Address	1-1-1 Uchisaiwaicho, Chiyoda-ku, Tokyo

(3)	Title and Name of Representative	Scott Callon, Chairman & Representative Statutory Executive Officer Kenji Iwasaki, President & Representative Statutory Executive Officer

(4)	Description of Business	Group management, strategy development including M&A, business management, and administration

(5)	Paid-in Capital	18,078 million yen (as of February 28, 2011)

(6)	Date of Incorporation	March 17, 2000

(7)	Consolidated Net Assets	27,771 million yen

(8)	Consolidated Total Assets	98,653 million yen

(9)	Major Shareholders and Shareholding Ratio	Ichigo Trust (69.15%)

(10)	Relationship Between the Investment Corporation and the Asset Management Company

Capital Relationship

Ichigo Trust, which holds 69.15% of the shares of IGH, holds 41.62% of the units of the Investment Corporation and 5.75% of the shares of FCG. There is no other capital relationship that needs to be noted between (a) IGH or the relevant parties or affiliates of IGH and (b) the Investment Corporation, the Asset Management Company, or the relevant parties or affiliates of the Investment Corporation or the Asset Management Company.

Personal Relationship

There is no personal relationship that needs to be noted between (a) IGH or the relevant parties or affiliates of IGH and (b) the Investment Corporation, the Asset Management Company, or the relevant parties or affiliates of the Investment Corporation or the Asset Management Company.

	Business Relationship	The Investment Corporation and the Asset Management Company have entered into a business support agreement dated April 6, 2010 with Ichigo Asset Management International, Pte. Ltd., which has full authority over investments made by Ichigo Trust. There is no other business relationship that needs to be noted between (a) IGH or the relevant parties or affiliates of IGH and (b) the Investment Corporation, the Asset Management Company, or the relevant parties or affiliates of the Investment Corporation or the Asset Management Company.

3.	Schedule of the Share Transfer

August 8, 2011:	Execution of the Share Purchase Agreement

August 8, 2011:	Approval of the Share Transfer by the board of directors’ meeting of the Asset Management Company

August 15, 2011:	Implementation of the Share Transfer (scheduled)

4.	Shareholder Composition and Percentage of the Number of Shares Held to the Total Number of Shares Issued and Outstanding

(Before change in shareholder)

Name of Shareholder	Number of Shares Held (shares)	Percentage of the number of shares held to the total number of shares issued and outstanding (%)
Fund Creation Group Co., Ltd.	4,000	100.0
Total	4,000	100.0

(Note)	There was no issuance of shares that do not have voting rights.

(After change in shareholder)

Name of Shareholder	Number of Shares Held (shares)	Percentage of the number of shares held to the total number of shares issued and outstanding (%)
Ichigo Group Holdings Co., Ltd.	4,000	100.0
Total	4,000	100.0

(Note)	There was no issuance of shares that do not have voting rights.

5.	Future Prospects

(1)	Change in the Asset Management Agreement

As mentioned in Paragraph 1.(2) above, the Asset Management Company and IRM are scheduled to be integrated on the effective date of merger between the Investment Corporation and Ichigo REIT. The method of that integration remains undetermined at present and an announcement will be issued once a determination has been made. The Investment Corporation plans to continue entrusting the management of its assets to the asset management company after integration.

It remains undetermined at present whether the asset management agreement executed by the Investment Corporation and the Asset Management Company will be terminated and the one executed by Ichigo REIT and IRM will survive or vice versa, and an announcement will be issued once a determination has been made. Amendment to the surviving asset management agreement and the details thereof, if any, remain undetermined at present, and an announcement will be issued once a determination has been made.

(2)	Change in Structure

An announcement will be issued once change, if any, has been finalized.

(3)	Change in the Decision-Making Structure for Investment Management

An announcement will be issued once change, if any, has been finalized.

(4)	Change in the Rules Regarding Compliance, Related Parties, Etc.

An announcement will be issued once change, if any, has been finalized.

(5)	Change in the Investment Policy

An announcement will be issued once change, if any, has been finalized.

(6)	Change in the Agreement with the Sponsor, Stakeholder, etc.

Discussion and review have been carried out on the condition that the information services memorandum that the Investment Corporation and the Asset Management Company have executed with Fund Creation Co., Ltd. and the business support agreement that the Investment Corporation and the Asset Management Company have executed with Ichigo Asset Management International, Pte. Ltd. will continue. In addition, the Investment Corporation is scheduled to execute a new sponsor agreement with IGH.

(7)	Prospects for Continued Listing of the Investment Corporation

The merger of the Investment Corporation and Ichigo REIT will take the form of an absorption-type merger, with the Investment Corporation as the surviving corporation. As a result, it is expected that the Investment Corporation will continue to be listed.

(8)	Procedures, etc.

The necessary filing and other procedures will be performed in accordance with the Financial Instruments and Exchange Act, Building Lots and Buildings Transaction Act, and other applicable laws, ordinances, and regulations.

End of Document

*	Recipients of this document:	Kabuto Club; the Ministry of Land, Infrastructure and Transport Press Club; and the Ministry of Land, Infrastructure and Transport Press Club for Construction Publications

*	Website of the Investment Corporation:	http://www.fcric.co.jp

[Provisional Translation Only]

The English translation of the original Japanese document is provided solely for information purposes.

Should there be any discrepancies between this translation and the Japanese original, the latter shall prevail.